EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 13, 2003 (except for Notes 3 and 14, as to which the date is March 26, 2003), accompanying the consolidated financial statements included in the Annual Report of Xybernaut Corporation, on Form 10-K/A for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Amendment No. 1 to Registration Statement of Xybernaut Corporation on Form S-3 to be filed on or about May 2, 2003, and the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP


Vienna, Virginia
April 25, 2003